Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A, of our audit report dated February 9, 2024, with respect to the balance sheet of WFTP Ventures Inc. as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from inception on July 20, 2023 to December 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

April 24, 2024